CERTIFICATE OF INCORPORATION

OF

FRI ACQUISITION CORP.

FIRST: Name: The name of the Corporation is FRI Acquisition Corp.

SECOND: Registered Office and Agent. The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

THIRD: Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: Authorized Shares. The total number of shares of stock which the Corporation shall have authority to issue is 750,000 shares consisting of (i) 500,000 shares of common stock with a par value of $.01 per share (the “Common Stock”) and (ii) 250,000 shares of preferred stock with a par value of $.01 per share (the “Preferred Stock”).

At any time and from time to time the Board of Directors is authorized to divide and establish any or all of the unissued shares of Preferred Stock not then allocated to any series of Preferred Stock into one or more series and to determine and alter the rights, preferences, privileges and restrictions (including without limitation voting rights) granted to and imposed upon the Preferred Stock or any series thereof with respect to any wholly unissued class or series of Preferred Stock, and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series may increase or decrease (but not below the number of any series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

FIFTH: The name and mailing address of the incorporator are Mary V. Carroll, Sidley & Austin, One First National Plaza, Chicago, Illinois 60603.

SIXTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the By-laws of the Corporation, subject to any specific limitation on such power contained in any By-laws adopted by the stockholders. Elections of directors need not be by written ballot unless the By-laws of the Corporation so provide.

SEVENTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware, as so amended. Any repeal or modification of this Article Seventh by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

EIGHTH: Each person who is or was or had agreed to become a director or officer, or each person who is or was serving or who had agreed to serve at the request of the Board of Directors or an officer of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators of estate of such person), shall be indemnified by the Corporation in accordance with and pursuant to the By-Laws of the Corporation. The Corporation may provide indemnification to employees and agents of the Corporation to the extent provided by action of the Board of Directors pursuant to the By-Laws. Without limiting the generality or the effect of the foregoing, the Corporation may enter into one or more agreements with any person which provide for indemnification greater or different than that provided in this Article Eighth. Any amendment or repeal of this Article Eighth shall not adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such amendment or repeal.

NINTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation.

THE UNDERSIGNED, being the incorporator named above, has executed this Certificate on May 18, 1999.

/s/ Mary V. Carroll
Mary V. Carroll

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

OF

FRI ACQUISITION CORP.

FRI ACQUISITION CORP., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (“GCL”) (the “Corporation”), DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of the Corporation, resolutions were duly adopted setting forth the following proposed amendment to the Certificate of Incorporation of the Corporation:

RESOLVED, that it is hereby proposed and recommended that Article First of the Certificate of Incorporation of the Company be amended to read in its entirety:

“FIRST: Name. The name of the Corporation is Bell Racing Company.”

SECOND: That thereafter, in accordance with Section 22B of the GCL, the necessary number of shares as required by statute were voted in favor of the proposed amendment in an action by written consent of shareholders.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the GCL.

IN WITNESS WHEREOF, FRI Acquisition Corp., has caused this certificate to be signed and attested this 20th day of July, 1999.

FRI ACQUISITION CORP.

By:	/s/ Terry G. Lee
Terry G. Lee
Chairman

[SEAL]

Attest:

/s/ Sondra L. Lehman
Sondra L. Lehman
Secretary